Exhibit 99.1

NEWS RELEASE

Gray Announces Closing and Upsizing of Revolving Credit Facility Refinancing

and Announces Update on Term Loan and BMI Sale Proceeds

Atlanta, Georgia – February 16, 2024. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it has closed a refinancing and upsizing of its revolving credit facility and has postponed its planned opportunistic refinancing of its $1.19 billion term loan due in 2026, due to recent market conditions. In addition, Gray announced today that, on February 8, 2024, Gray received approximately $110 million in pre-tax cash proceeds from the closing of the previously announced sale of Broadcast Music, Inc. (“BMI”) to a shareholder group led by New Mountain Capital, LLC.

On January 30, 2024, Gray launched a process, subject to market and other conditions, to refinance a portion of its existing senior credit facilities. Subsequent developments in the capital markets led Gray to postpone the process through which it intended to amend certain terms and extend the maturity of its $1.19 billion term loan.

Despite such developments, Gray’s banking group continued to support the company in amending and extending its $500 million revolving credit facility. In fact, due to strong demand, Gray upsized its revolving credit facilities to $625 million, which includes a new $552.5 million revolving credit facility maturing on December 31, 2027 and $72.5 million facility maturing on December 1, 2026.

Gray paid transaction fees and expenses in cash at closing. We currently have no amounts drawn on our revolving credit facilities.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333